UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 27, 2025
Commission file number: 001-39898
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Driven Brands Holdings Inc.
(Exact name of Registrant as specified in its charter)
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Delaware
(State or other jurisdiction of incorporation or organization)

139898
(Commission File Number)

47-3595252
(I.R.S. Employer Identification No.)

440 South Church Street, Suite 700
Charlotte, North Carolina
(Address of principal executive offices)

28202
(Zip Code)
(704) 377-8855
(Registrant’s Telephone Number, Including Area Code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class
Common Stock, $0.01 par value

Trading Symbol
DRVN

Name of each exchange on which registered
The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement
On February 27, 2025, Driven Holdings, LLC (the “Borrower”), a Delaware limited liability company and indirect wholly-owned subsidiary of Driven Brands Holdings Inc. (the “Company”), entered into an amendment to extend the tenor of its revolving credit facility pursuant to a Credit Agreement (the “Amended Credit Agreement”) by and among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”). Under the Amended Credit Agreement, the revolving credit facility maintains its aggregate commitment of $300 million, with loans and other extensions of credit thereunder maturing on February 27, 2030, subject to a springing maturity of September 18, 2028 in the event that (i) more than $100 million of the Company’s term loans are outstanding as of September 18, 2028 and (ii) as of September 18, 2028, the maturity date of such term loans has not been extended to a date that is after the latest revolving maturity date under the Amended Credit Agreement. As of February 27, 2025, $155 million of borrowings were outstanding under the Amended Credit Agreement.
Any future proceeds of borrowings under the Amended Credit Agreement will be used for general corporate purposes. Borrowings under the Amended Credit Agreement are guaranteed by Driven Holdings Parent LLC (“Holdings”), a wholly-owned subsidiary of the Company, which wholly owns the Borrower, the Borrower (other than with respect to its own obligations) and wholly-owned domestic restricted subsidiaries of the Borrower, subject to customary exclusions and qualifications. The revolving credit facility is also secured by substantially all of the assets of Holdings, the Borrower and such domestic restricted subsidiaries of the Borrower that are guarantors, subject to customary exclusions and exceptions.
Loans under the Amended Credit Agreement bear interest at a rate equal to the Term SOFR Rate (as defined in the Amended Credit Agreement) plus between 2.00% and 2.25%, depending on the Net First Lien Leverage Ratio as of the applicable measurement date. In addition, the Credit Agreement requires the Borrower to pay a commitment fee of 0.375% in respect of the unused commitments under the Credit Agreement.
The Amended Credit Agreement contains the same customary events of default, including in the event of a change of control (as defined in the Amended Credit Agreement), and certain covenants and restrictions that limit the Borrower’s and its restricted subsidiaries’ ability to, among other things, incur additional debt; create liens on certain assets; pay dividends on or make distributions in respect of their capital stock or make other restricted payments; consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; and enter into certain transactions with their affiliates.
Under the Amended Credit Agreement, the Borrower remains subject to a springing financial maintenance covenant, applicable only to the revolving credit commitments under the Credit Agreement, which requires the Borrower and its subsidiaries to not exceed a specified net first lien leverage ratio, initially set at 2.00 to 1.00 (which may be adjusted upward from time to time in the manner set forth in the Amended Credit Agreement, up to a net first lien leverage ratio of 4.75 to 1.00). The springing financial maintenance covenant shall only apply, beginning with the second full fiscal quarter ending after the closing, to the extent as of the last day of the relevant fiscal quarter, the aggregate amount of the outstanding loans under the revolving credit facility and issued letters of credit (excluding, up to $10.0 million of any undrawn letters of credit, and any letters of credit that have been cash collateralized or backstopped) exceeds an amount equal to 35.0% of the revolving facility commitments at such time.
If the Borrower fails to perform its obligations under these and other covenants, or should any event of default occur, the revolving loan commitments under the Amended Credit Agreement may be terminated and any outstanding borrowings, together with accrued interest, under the Amended Credit Agreement could be declared immediately due and payable.
The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the full text of the Amended Credit Agreement, a copy of which will be filed with the quarterly report on Form 10-Q of the Company.

Item 2.03 Creation of a Direct Financial Obligations or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information contained under Item 1.01 above is hereby incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRIVEN BRANDS HOLDINGS INC.

Date: March 5, 2025	By:	/s/ Scott O’Melia
	Name:	Scott O’Melia
	Title:	Executive Vice President, Chief Legal Officer